Exhibit 99.1

DISCOVER® FINANCIAL SERVICES RECOMMENDS REJECTION OF MINI-TENDER OFFER BY TRC CAPITAL

Riverwoods, IL, August 20, 2007 – Discover Financial Services (NYSE: DFS) announced today that it has been notified of an unsolicited mini-tender offer by TRC Capital Corporation (TRC) to purchase up to four million shares of Discover’s common stock, representing less than 1% of the shares of common stock outstanding. TRC’s offer price of $22.00 per share is 3.8% below the share closing price of Discover’s common stock on August 7, 2007, the day before the offer, and is subject to a number of conditions, including the right to terminate in the event of a decrease in the market price of the shares. TRC has made numerous unsolicited mini-tender offers for shares of other companies in the past.

Discover recommends against shareholders tendering their shares in response to TRC’s unsolicited mini-tender offer. Mini-tender offers, such as this one, avoid many of the investor protections afforded to larger tender offers, including the filing of disclosure and other tender offer documents with the Securities and Exchange Commission (SEC) and other procedures mandated by U.S. securities laws. Discover is in no way associated with TRC, its mini-tender offer or the offer documentation.

The SEC has issued an investor advisory regarding mini-tender offers, noting that in making the offers at below-market prices “bidders are hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” Investors are urged to consult with their brokers or financial advisors on such matters. The SEC advisory may be found on the SEC web site, at www.sec.gov/investor/pubs/minitend.htm.

Discover urges shareholders to obtain current market quotations for their shares of common stock, to consult with their financial advisors and to exercise caution with respect to this offer. The company advises shareholders who already have tendered that they may withdraw their common shares by providing the written notice described in the TRC offering documents prior to the expiration of the offer, currently scheduled for 12:01 a.m. EST on Friday, September 7, 2007.

About Discover Financial Services

Discover Financial Services (NYSE: DFS) operates the Discover Card with more than 50 million cardmembers, the Discover Network with millions of merchant and cash access locations, and the Goldfish credit card business in the United Kingdom. Discover Financial Services also operates the PULSE ATM/debit network, which serves more than 4,400 financial institutions and includes nearly 260,000 ATMs, as well as POS terminals, nationwide. For more information, visit www.discoverfinancial.com.

Media Contact

Leslie Sutton

224-405-3965

lesliesutton@discover.com

Investor Relations Contact

Craig Streem

224-405-3575

craigstreem@discover.com

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